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Exhibit 4.3

VASO ACTIVE PHARMACEUTICALS, INC.

Warrant for the purchase of shares of Common Stock

        JANUARY 16, 2004                         [            ]

(25,000)

        FOR VALUE RECEIVED, Vaso Active Pharmaceuticals, Inc. "Company"), hereby certifies that Greg Gorman, or a permitted assign thereof, is entitled to purchase from the Company, at any time or from time to time, commencing the date hereof and prior to 5:00 P.M., New York City time, on January 16, 2009, 25,000 fully paid and nonassessable shares of the common stock, of the Company for an aggregate purchase price of One Hundred Fifty Thousand, dollars ($150,000) (computed on the basis of $6.00/share). (Hereinafter, (i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefor, is referred to as the "Common Stock," (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the "VAPH Warrants Shares," the aggregate purchase price payable hereunder for the VAPH Warrants Shares is referred to as the "Aggregate Warrant Price," (iv) one Warrants shall be surrendered for each share of Common Stock purchased hereunder, (v) the price payable hereunder for each of the VAPH Warrants Shares is referred to as the "Per Share Warrant Price," (vi) this Warrant, all identical warrants (if any) issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such other warrants are referred to as the "Warrants" and (vii) the holder of this Warrant is referred to as the "Holder" and the holder of this Warrant and all other Warrants are referred to as the "Holders"). The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of VAPH Warrants Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

1.     Exercise of Warrant.

        a)    Exercise for Cash

        This Warrant may be exercised, in whole at any time or in part from time to time, commencing on the date hereof and prior to 5:00 P.M., New York City time, on January 16, 2009, by the Holder by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Section 9 hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for VAPH Warrants Shares shall be made by wire, or check payable to the order of the Company. If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the VAPH Warrants Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such VAPH Warrants Shares. Upon such surrender of this Warrant the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (b) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

        b)    Cashless Exercise

        If at any time the VAPH Warrants Shares have not been registered for resale under the Securities Act of 1933 with a current prospectus available, in lieu of exercising this Warrant in the manner set forth in Subsection l(a) above, the Warrant may be exercised by surrender of the Warrant without payment of any other consideration, commission or remuneration, by execution of the cashless exercise subscription form (at the end hereof, duly executed). The number of shares to be issued in exchange for the Warrant will be computed by subtracting the Warrant Exercise Price from the closing bid price of the common stock on the date of receipt of the cashless exercise subscription form, multiplying that amount by the number of shares being exercised pursuant to the Warrant, and dividing by the closing bid price as of the same date.

        c)    Ownership Limitation

        No Holders of Warrants shall be permitted to exercise any Warrants to the extent that such exercise would cause any Holder to be the beneficial owner of more than 5% of the then outstanding Common Stock, at that given time. This limitation shall not be deemed to prevent any Holder from acquiring an aggregate of more than 5% of the Common Stock, so long as such Holder does not beneficially own more than 5% of the Common Stock, at any given time.

2.     Reservation of VAPH Warrants Shares.

        The Company agrees that, prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer (except for applicable state or federal securities law restrictions) and free and clear of all pre-emptive rights.

3.     Fully Paid Stock, Taxes.

        The Company agrees that the shares of the Common Stock represented by each and every certificate for VAPH Warrants Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to pre-emptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

4.     Registration Rights

        The Company shall maintain the registration of this Warrant and the VAPH Warrants Shares.

5.     Transferability.

        The Company may treat the registered Holder of this Warrant as he or it appears on the Company's books at any time as the Holder for all purposes. The Company shall permit any Holder of a Warrant or his duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered holders of Warrants. All warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the Holder thereof shall be identical to those of the Holder.

6.     Loss, etc., of Warrant.

        Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

7.     Warrant Holder Not Shareholders.

        Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof; provide, however, Company shall give not less than twenty days written notice to the Holder of any action which would required adjustment of any terms of the Warrant in accordance with Section 3 above.

8.     Communication.

        Any notice or other communication under this Warrant shall be effective unless and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, or sent vial facsimile, electronic transmission, overnight courier or hand delivery addressed to:

        If to the Company:

  Vaso Active Pharmaceuticals, Inc.
  99 Rosewood Drive Suite #260
  Danvers, MA 01923

  Attn: John Masiz, President & CEO
  Tel: (978) 750-0090
  Fax: (978) 750-0085

        If to the Holder:

  Greg Gorman
  1819 Denver West Drive, Suite 280
  Golden, CO 80401

  Tel: (303) 279-8400
  Fax: (303) 279-8401

9.     Headings.

        The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

10.   Applicable Law.

        This Warrant shall be governed by and construed in accordance with the law of the state of Nevada without giving effect to the principles of conflicts of law thereof.

        IN WITNESS WHEREOF, Vaso Active Pharmaceuticals, Inc. has caused this Warrant to be signed by its President and Chief Executive Officer as of the date set forth above.

John Masiz, President & CEO

SUBSCRIPTION

        The undersigned,                        , pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase shares of the Common Stock of Vaso Active, Inc. covered by said Warrant, and makes payment therefor in full at the Per Share Warrant provided by said Warrant.

Dated:	Signature:
Address:

ASSIGNMENT

        FOR VALUE RECEIVED                        hereby sells, assigns and transfers unto                        the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint                        , attorney, to transfer said Warrant on the books of

Dated:	Signature:
Address:

PARTIAL ASSIGNMENT

        FOR VALUE RECEIVED                        hereby assigns and transfers unto                        the right to purchase                        shares of the Common Stock of                         by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced hereby, and does irrevocably constitute and appoint                        , attorney, to transfer that part of said Warrant on the books of Vaso Pharmaceuticals, Inc..

Dated:	Signature:
Address:

CASHLESS EXERCISE SUBSCRIPTION

        The undersigned                        pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe to that number of shares of stock of Vaso Active Pharmaceuticals, Inc. as are issuable in accordance with the formula set forth in Section l(b) of the Warrant, and makes payment therefore in full by surrender and delivery of this Warrant.

Dated:	Signature:
Address:

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Warrant for the purchase of shares of Common Stock